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                        AMERICAN INCOME PARTNERS III-A
                              LIMITED PARTNERSHIP
                          98 North Washington Street
                          Boston, Massachusetts 02114

                                                                August 18, 1995

Dear Unitholder:

  Enclosed is a copy of the Schedule 14D-9 which was filed by American Income Partners III-A Limited Partnership (the "Partnership") with the Securities and Exchange Commission in connection with the offer by Atlantic Acquisition Limited Partnership (the "Purchaser") to purchase Units representing limited partnership interests of the Partnership.

  The Purchaser is related to the general partners of the Partnership, to American Finance Group ("AFG"), which is the sponsor of the Partnership, and to parties related to AFG. Accordingly, the Partnership is making no recommendation and is remaining neutral as to whether Unitholders should tender their Units pursuant to the offer.

  Unitholders are advised to read carefully the enclosed Schedule 14D-9.

                                                AMERICAN INCOME PARTNERS III-A
                                                LIMITED PARTNERSHIP

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